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                                                                 EXHIBIT (d)(21)

                            CONFIDENTIALITY AGREEMENT

      This Agreement ("AGREEMENT") is entered into as of July 15, 2002, by and between Swiss Army Brands, Inc. a Delaware corporation ("SABI") and Victorinox A.G., a Swiss corporation ("VICTORINOX").

      WHEREAS, Victorinox is the holder of a majority of the outstanding shares of SABI's capital stock and is also SABI's principal supplier;

      WHEREAS, on June 12, 2002, Victorinox made a proposal to acquire all of the outstanding shares of SABI not owned by Victorinox or its affiliates ("Proposal");

      WHEREAS, in connection with this Proposal, and from time to time in the course of SABI's business relationship with Victorinox, SABI will disclose nonpublic information to Victorinox; and

      WHEREAS, Victorinox has previously orally agreed to preserve and protect the confidentiality of such information;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to confirm and set forth in more detail their prior verbal agreement with respect to such matters, the parties agree as follows:

1. CONFIDENTIAL INFORMATION.

"CONFIDENTIAL INFORMATION" means any and all information and material disclosed by SABI to Victorinox (before or after the signing of this Agreement, and whether orally or in writing, graphic, electronic or any other form) that is marked or described as, identified orally or in writing as, or provided under circumstances indicating it is, confidential, proprietary or not otherwise available to the general public at the time of such disclosure.

2. NON-DISCLOSURE AND LIMITED USE.

Victorinox shall hold all Confidential Information in strict confidence and shall not disclose any Confidential Information to any third party. Victorinox shall disclose the Confidential Information only to its employees and agents who need to know such information and who are bound by restrictions regarding disclosure and use of such information comparable to and no less restrictive than those set forth herein. Victorinox shall take the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Confidential Information. The obligations of this Section 2 with respect to any item of Confidential Information shall survive any termination of this Agreement.

3. SCOPE.

The obligations of this Agreement, including the restrictions on disclosure and use, shall not apply with respect to any Confidential Information to the extent such Confidential Information is



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or becomes publicly known through no act or omission of the Victorinox, or to the extent that disclosure of such Confidential Information is required by law.

4. REMEDIES.

Victorinox agrees that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of the Confidential Information will cause irreparable harm and significant injury to SABI, the extent of which will be difficult to ascertain and for which there will be no adequate remedy at law. Accordingly, Victorinox agrees that SABI, in addition to any other available remedies, shall have the right to an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement, without the necessity of posting any bond or other security.

5. COMPLIANCE WITH SECURITIES LAWS.

Victorinox hereby acknowledges that it is aware, and it will advise its employees and agents to whom it discloses Confidential Information, that the United States securities laws generally prohibit persons who receive from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6. MISCELLANEOUS.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous agreements, whether oral or written, between the parties relating to the subject matter hereof. No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized signatories of both parties. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties and shall be reformed to the extent necessary to make such provision valid and enforceable.



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VICTORINOX A.G.                              SWISS ARMY BRANDS, INC.


By: /s/ Charles Elsener                      By: /s/ A. Jeffrey Turner
   -------------------------------              -------------------------------
   Name:  Charles Elsener                       Name:  A. Jeffrey Turner
   Title: President                             Title: President










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